Exhibit 99.B(d)(3)(E)(i)

AMENDED SCHEDULE A

to the

ADMINISTRATION AGREEMENT

ING INVESTORS TRUST

Series

ING LifeStyle Aggressive Growth Portfolio

ING LifeStyle Conservative Portfolio

ING LifeStyle Growth Portfolio

ING LifeStyle Moderate Growth Portfolio

ING LifeStyle Moderate Portfolio